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Exhibit (a)(1)(C)

Offer to Purchase for Cash
Up to $15,000,000 in Value of Shares of its Common Stock
at a Purchase Price Not Greater Than $7.75 Nor Less Than $7.25 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 17, 2010, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

November 18, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         Tree.com, Inc., a Delaware corporation (the "Company"), is offering to purchase for cash up to $15,000,000 in value of shares of its common stock, par value $.01 per share (the "Shares"), at a price per Share not greater than $7.75 nor less than $7.25 per Share, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 18, 2010 (the "Offer to Purchase") and the related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the "Offer").

         For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  •
  Offer to Purchase;

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  Letter of Transmittal (including Substitute Form W-9), for your use in accepting the Offer and tendering Shares of your clients;

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  Letter to Clients, that you send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining those clients' instructions with regard to the Offer;

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  Notice of Guaranteed Delivery, to be used to accept the Offer and tender Shares if the Share certificates and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date; and

  •
  Return envelope addressed to BNY Mellon Shareowner Services, as the Depositary.

         Shareholders must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender and at what price or prices. Your clients should read carefully the information set forth or incorporated by reference in the Offer to Purchase and the related Letter of Transmittal, including the purpose of the Offer.

         Certain conditions to the Offer are described in Section 6 of the Offer to Purchase. All tenders must be in proper form as described in Section 3 of the Offer to Purchase to be valid.

         We urge you to contact your clients as promptly as possible. The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on December 17, 2010, unless the Offer is extended or terminated by the Company.

         Under no circumstances will interest be paid on the purchase price of the Shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such Shares.

         No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any other person for soliciting tenders of Shares under the Offer (other than fees paid to the Depositary and the Information Agent, as described in the Offer to Purchase). The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the Offer to Purchase and Letter of Transmittal.

         Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at the telephone numbers and address listed below.

Very truly yours,

D.F. King & Co., Inc.

Enclosures

Nothing contained this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Information Agent or the Depositary or any affiliate of any of them, or authorize you or any other person to give any information or to use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers, Call Collect: (212) 269-5550
All Others, Call Toll Free: (800) 967-4612

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  Exhibit (a)(1)(C)